Exhibit 10.57

Contract No.: PO20131025CG01

LTO Purchase and Sale Contract

Signing date: July 2, 2013

Buyer: Hebei Yintong New Energy Co., Ltd	(hereinafter referred to as Party A)	Contact method: 0310-5172966

Supplier: Northern Altair Nanotechnologies Co., Ltd.	(hereinafter referred to as Party B)	Contact method:

Under the principles of fairness, free shall and good shall, and through friendly negotiation, Party A and Party B hereto enter into this Contract and agree to abide by the following terms and conditions as stipulated in this Contract.

Article 1

S/N	Name of materials	Specification and model	Unit	Quantity	Unit price (RMB 10,000)	Total price (RMB 10,000)	Remarks
1	Lithium titanium oxide (LTO)	ALT-LTO-793	Ton	2,000.00	20	40,000	Including both 17% VAT and freight

The Agreement of the strategic cooperation price: under the consideration of strategic cooperation, Party B agrees to supply product at the cost price to Party A. In the earlier stage of the cooperation, under comprehensive considerations, Party A agrees to purchase the product at a price of RMB 200 per kg. Party B shall lower the price gradually to the cost price according to the consumption of Party A. The Specific Implementation Scheme: every 10t purchased by Party A, the unit price of Party B shall be dropped by 1% until a 20% drop. If there are major price changes in raw material market, both parties shall negotiate the price. This price is an internal price concluded for group purchasing, and Party A shall be strictly confidential.

Contract No.: PO20131025CG01

Article 2     1. Packaging requirements: The material code / specification and model/quantity /batch number or batch / production date /purchase order number /material unit / validity period shall be indicated on the carton label. In addition, there shall not be any other words and logos on the carton.

Material code
Specification and model
Order number
Quantity
Production batch /Batch number
Production date
Material Unit
Validity period

2. Transport requirements: The Supplier shall be responsible for the transportation and shall deliver the product safely and timely to the place designated by Party A in the proper transportation mode and packaging method.

Article 3     Delivery and Payment

1. Delivery: After the signing of the contract by both parties, Party A shall place orders to purchase in batches. Party B shall deliver the product into the place designated by Party A, namely the main material warehouse of Wuhan New Energy Industrial Park within two (2) weeks upon receipt of the purchase order. Party B shall bear the transportation fees and related fees and the risk of subject matter in transportation. The order shall be the affirmation of the current purchasing quantity hereunder under this Contract, with other content complying with the terms and conditions stipulated hereunder.

2. Payment method: The payment shall be daily balance for 30 days. Party B shall request payout by the receipt.

3. Invoice: 17% VAT invoice

Article 4     Acceptance Standards: please refer to the Appendix to the contract, which is an integral part of this Contract and has the same legal effect as this Contract;

Article 5     Guarantee Clause

1.

Party B shall guarantee its ownership and right of disposition of its product delivered to Party A without any mortgage right, lien or other rights that would obstruct Party A's using and selling of the product.

2.

Party B shall guarantee its product corresponding with the code requirements of international lithium electricity industry, and shall be applicable to the common standards and suitable for party A's production purpose. If failing to meet the quality standards or acceptance standards, Party B shall arrange the replacement freely within three (3) days after receiving the information from Party A. If failing to replace within three (3) days, Party B shall be deemed as overdue delivery, which shall be executed by Article 5, Clause 5 under this Contract.

3.

Party B shall guarantee its product safe without any hidden danger and shall not cause any personal and property damage during normal usage process. Party B shall bear relative liability for damage if there's any personal and property damage of any third parties arising from the product offered by Party B. Party A shall not be liable for any liabilities.

Contract No.: PO20131025CG01

4.

Party B shall guarantee Party A free from any lawsuit, arbitration or any claims from the intellectual property by any third parties (including but not limited to patent, trademark right, copyright and non-patented technology) while using the whole or part of Party B's product. Party B shall take full responsibility for and bear all expenses arising from aforementioned incident.

5.

 If Party B fails to achieve the on-time deliver, Party B shall pay the liquidated damages of 1% of the total amount of the current order for every overdue day to Party A (including the situation of return and exchanging) and is obligated to pay to Party A additional amount for Party A's loss, if any. If the delivery is overdue for more than ten (10) days, Party A shall be entitled to refuse to accept the subject matter or terminate this Contract. Party B shall be liable for the economic loss arising from Party B's overdue delivery, namely Party B shall compensate Party A for its loss. If Party A makes an overdue payment without any justified reasons, Party A shall pay the liquidated damages for breaching of the contract to Party B according to the standards of the loan interest rates stipulated by the People's Bank of China for the corresponding period.

6.	Party B shall guarantee the expiration date of aforementioned product no less than two (2) years calculated from the day after the date of acceptance of Party A.

7.

All the participators in this project shall keep the business and technology secrets arising from performing of this Contract without revealing any information during any cooperation to any third parties. Otherwise, the default party shall bear the liquidated damages of breaching this Contract to the other party, and if the liquidated damages are not enough to cover the other party's loss, the default party shall compensate the loss.

Article 6      Contract Termination: Both parties agree to execute according to this Contract and relevant provisions of Contract Law of the People's Republic of China.

Article 7      Matters not settled herein shall execute according to Contract Law of the People's Republic of China.

Article 8      If any dispute arises between both Parties herein, both parties shall endeavor to settle it by consultation. If the negotiation fails, either party reserves the rights to institute legal proceedings in the local court where Party A is located.

Article 9      This Contract is in quadruplicate and only validated since the date of signing and sealing by both parties, with either party in possession of two copies. This Contract shall be invalid after either party finishes their performance of the obligations herein.

Appendix: LTO Specifications

Party A (seal): Hebei Yintong New Energy Co., Ltd	Party B (seal): Northern Altair Nanotechnologies Co., Ltd.
Representative (signature): October 30, 2013	Representative (signature): DD/MM/YYYY

Contract No.: PO20131025CG01

Appendix: LTO Specifications

Physical and Chemical Specifications of Altairnano LTO:

S/N	Item	Specifications
1	Purity	≥97%
2	Particle size distribution	D10＞2µm; 12µm ＜D50 ＜ 16µm; D99 ≤45µm
3	Moisture content	≤500ppm
4	Surface Area (BET)	25-40m2/g
5	Tap density	1.00-1.20g/cm3
6	Specific capacity	≥150mAh/g